EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

NTN Buzztime, Inc.

Carlsbad, California

We consent to the incorporation by reference in the Registration Statements Nos. (333-167352), (333-122024), (333-198732), and (033-205052) on Form S-8, and in the Registration Statement Nos. (333-111538), (333-105429), (333-51650), (333-80143), (333-69383), (333-40625), (333-14129), (333-192496), (333-215271) on Form S-3 of NTN Buzztime, Inc. and subsidiaries of our report dated March 8, 2018, relating to the consolidated financial statements of NTN Buzztime, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of NTN Buzztime, Inc. and subsidiaries for the year ended December 31, 2017.

/s/ SQUAR MILNER LLP

Los Angeles, CA
March 9, 2018